Exhibit (a)(5)(L)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


JONES APPAREL GROUP, INC. and    )
MSC ACQUISITION CORP.,           )
                                 )
                   Plaintiffs,   )
                                 )
                   v.            )
                                 )           C.A. No. 365-N
MAXWELL SHOE COMPANY,            )
INC., MARK J. COCOZZA, JAMES     )
JAMES T. TINAGERO, STEPHEN A.    )
FINE, MALCOLM L. SHERMAN         )
and ANTHONY J. TIBERII,          )
                                 )
                   Defendants.   )



                                    OPINION

                            Submitted: May 14, 2004
                             Decided: May 27, 2004

Jesse A. Finkelstein, Esquire, Raymond J. DiCamillo, Esquire, Brock E. Czeschin, Esquire, RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware; Paul
C. Saunders, Esquire, Timothy G. Cameron, Esquire, Andrew B. Kratenstein, Esquire, CRAVATH, SWAINE & MOORE LLP, New York, New York, Attorneys for the Plaintiffs.

William M. Lafferty, Esquire, Frederick H. Alexander, Esquire, David J. Teklits, Esquire, Patricia R. Uhlenbrock, Esquire, James D. Honaker, Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware; Adam H. Offerhartz, Esquire, Jennifer H. Rearden, Esquire, Robert E. Malchman, Esquire, GIBSON, DUNN & CRUTCHER LLP, New York, New York, Attorneys for the Defendants.

STRINE, Vice Chancellor.

     This expedited case centers on the validity of a charter provision of Maxwell Shoe Company, Inc. By its plain terms, that provision establishes that the record date for any consent solicitation of Maxwell's stockholders shall be the date on which the first consent is delivered to the company. In so providing, the charter adopts one of the default rules set forth in 8 Del. C. ss. 213(b), a default rule that governs when no prior board action is required to take the corporate action at issue and the board of directors does not exercise its discretion, within the statutory boundaries, to set a record date itself.

     Here, a consent solicitation was announced by a hostile bidder, Jones Apparel Group, Inc., to remove the Maxwell board. Jones initiated this litigation to, among other things, obtain a ruling that the record date for its solicitation was the date the first consent was delivered to Maxwell, per the charter provision. For its part, Maxwell's board has taken the view that its own charter should not be interpreted in accordance with its plain meaning or, in the alternative, should be declared invalid. It has taken that position to validate its own decision to set an earlier record date.

     In this decision, I conclude that the Maxwell charter provision is valid and that its plain terms establish the record date for Jones's consent solicitation. Both ss. 102(b)(1) and ss. 141(a) of the Delaware General Corporation Law ("DGCL") provide authority for charter provisions to restrict the authority that directors have to manage firms, unless those restrictions are "contrary to the laws of this State." These statutory provisions, I find, are important expressions of the wide room for private ordering authorized by the DGCL, when such private ordering is reflected in the corporate charter. The Maxwell charter provision is a valid exercise of authority under those sections and is not contrary to law, in the sense that our courts have interpreted that phrase. A consideration of ss. 213(b)'s terms and legislative history, as well as of the related statutory section governing consent solicitations, ss. 228, reveals that no public policy set forth in the DGCL (or in our common law of corporations) is contravened by the Maxwell charter provision at issue. Given the absence of any conflict with a mandatory aspect of Delaware corporate law, the Maxwell charter provision's restriction on the board's authority to set a record date is valid.

                            I. Factual Background
                               ------------------

     Plaintiff Jones is a Pennsylvania corporation that formed plaintiff MSC Acquisition Corp., an indirect subsidiary of Jones,(1) for the purpose of acquiring defendant Maxwell, a Delaware corporation. Jones is a designer and marketer of branded apparel, footwear and accessories, whose stock trades on the NYSE. Maxwell is in the business of designing, developing, and marketing casual and dress footwear for women and children. Its stock trades on the Nasdaq.

     In November 2003, Jones approached Maxwell about the possibility of a negotiated acquisition of Maxwell. Informal negotiations ensued, but never resulted in a formal offer. On February 25, 2004, Jones publicly announced that it had made a proposal to acquire all of Maxwell's shares at a price of $20 per share. On March 12, 2004, Maxwell announced that its board had unanimously deemed that offer inadequate.

     On March 23, 2004, Jones filed its federal Schedule TO commencing a tender offer to acquire, among other Maxwell securities, all the outstanding shares of Maxwell's Class A Common Stock at $20 per share in cash, and also filed a preliminary consent solicitation statement on Schedule 14A stating that Jones was considering proposing the


------------------------------
     1 I will refer to Jones and MSC Acquisition Corp. collectively as "Jones."

removal of Maxwell's directors who would be elected at Maxwell's 2004 annual meeting on April 8, 2004. Yes, that is correct. Jones was considering proposing to seek consents to remove the yet-to-be-elected management slate that was then seeking election at the annual meeting. In essence, Jones had missed the annual meeting deadline and was therefore considering using a consent solicitation to remove the board. By April 19, 2004 -- the time the offer was scheduled to expire -- only 2% of Maxwell's shares had tendered into the offer, and Jones therefore extended its offer until May 17, 2004.

     On March 25, 2004, Maxwell announced that its board had "set a record date of March 25, 2004 in connection with Jones Apparel Group, Inc.'s consent solicitation" and that "[o]nly stockholders of record as of the close of business on [March 25, 2004] will be entitled to execute, withhold, or revoke consents." The announcement was silent as to whether Maxwell had received any signed written consent in connection with Jones's consent solicitation. The reason this silence is critical is that Article VII of Maxwell's charter, central to the present dispute, provides in relevant part:

     Any election of directors or other action by the stockholders may be effected at an annual or special meeting of stockholders or by written consent in lieu of such a meeting. The record date with respect to the determination of stockholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.(2)

This provision was included in Maxwell's original certificate of incorporation, filed on

------------------------------
     2 Certificate of Incorporation, Art. VII (emphasis added).

January 27, 1994, as well as its amended and restated certificate of incorporation, filed on April 12, 1999.

     On March 26, 2004, Jones sent a letter to Maxwell's CEO demanding to inspect certain books and records relating to, among other things, the setting of the record date, pursuant to ss. 220 of the DGCL. One of the matters Maxwell wished to look into was whether Maxwell had received any written consent from any stockholder in connection with Jones's consent solicitation at the time Maxwell's board set the record date. Jones feared that the Maxwell board had obtained a consent simply to accelerate the setting of a record date and effectively shorten the 60-day period for consideration of Jones's solicitation materials, which under ss. 228(c) would begin on the day the earliest consent was properly delivered to the corporation. Maxwell refused Jones's demand for information about that issue, and on March 30, 2004, Jones filed a ss. 220 action in this court.

     Jones then filed this suit on March 31, 2004, alleging, among other things, that the Maxwell board's decision to set the record date before it had received any written consent in connection with Jones's consent solicitation violated Article VII of Maxwell's charter. One of Jones's alternative claims was that if the Maxwell board had procured a consent to trigger an early record date, then the earlier record date was ineffective because of the board's inequitable conduct.

     On April 7, 2004, hours before a scheduled teleconference, Maxwell wrote to the court and stated that they had not received any written consent, but had set the March 25, 2004 record date pursuant to 8 Del. C. ss. 213(b), which they contended granted the board the authority to set the record date in connection with any written consent solicitation whether or not the Maxwell charter purported to deprive the board of that authority. Section 213(b) provides:

     In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by this chapter, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation . . . . If no record date has been fixed by the board of directors and prior action by the board of directors is required by this chapter, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.(3)

     Stated in its simplest form, Maxwell's argument is that ss. 213(b) gives its board the statutory power to set the record date in connection with any consent solicitation, and that 1) Article VII can and should be read so as to permit its board to retain that power, and 2) if Article VII cannot be so read, then it is invalid because it purports to divest the board of the statutory power granted to it by ss. 213(b).

     In order to resolve this narrow statutory argument on an expedited basis, Jones agreed to dismiss, without prejudice, its ss. 220 action as well as all of its claims in this action other than Count II of the complaint, which alleges that Maxwell's board violated Article VII of Maxwell's charter by setting the March 25, 2004 record date in the absence of receipt of a valid written stockholder consent. Maxwell has filed a motion to dismiss under Rule 12(b)(6) and Jones has filed a motion for summary judgment under Rule 56(c), and Count II is the sole Count at issue on those motions. Jones has since

------------------------------
     3 8 Del. C. ss. 213(b).

delivered an executed written consent to Maxwell on April 21, 2004, and contends that this is the record date for purposes of Jones's consent solicitation.

                              II. Legal Analysis
                                  --------------

     In assessing Maxwell's motion to dismiss Jones's complaint under Rule 12(b)(6), I must assume the truth of the well-pleaded facts in the complaint and draw all reasonable inferences in Jones's favor and may grant that motion only if I determine with "reasonable certainty" that Jones can prevail on no set of facts that can be inferred from the complaint.(4) By contrast, in reviewing Jones's motion for summary judgment under Rule 56(c), I must draw all reasonable inferences from the record in Maxwell's favor and may grant that motion only if Jones demonstrates that there is no genuine issue of material fact that precludes the entry of judgment as a matter of law in its favor.(5)

     Here, there are no factual disputes regarding the allegations of the complaint or the summary judgment record. Rather, the motions at issue present two narrow legal questions for decision: First, does Article VII of Maxwell's charter preclude Maxwell's board from setting the record date in connection with Jones's consent solicitation? Second, if it does so preclude Maxwell's board, is that preclusion valid under the DGCL, or is it in irreconcilable conflict with ss. 213(b) of that law and therefore invalid? I will address those issues in turn.

------------------------------
     4 See, e.g., Solomon v. Pathe Communications Corp., 672 A.2d 35, 38 (Del.
1996).

     5 See, e.g., Goodwin v. Live Entm't, Inc., 1999 WL 64265, at * 5 (Del. Ch. Jan. 25, 1999), aff'd, 741 A.2d 16 (Del. 1999).

    A. Has Maxwell's Board Violated The Unambiguous Terms Of Article VII?
       ------------------------------------------------------------------

     The first issue -- the proper interpretation of Article VII of Maxwell's charter--is easy to resolve. By its terms, Article VII states that the record date in connection with any consent solicitation "shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the corporation." This language is plainly mandatory and does not admit of any exception that would permit the record date to be set by any other method, including by a decision of Maxwell's board.

     Nonetheless, Maxwell suggests that Article VII can be interpreted to permit its board to set the record date in this case. Specifically, Maxwell argues that Article VII can be read to apply only where the board has already abdicated its authority to set the record date. That is, Article VII should be read to include an unexpressed proviso, such that the provision would effectively read:

     [Unless the board has set the record date before a signed written consent is received by the corporation,] [t]he record date with respect to the determination of stockholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the corporation ....

     The difficulty with this interpretation is that it is plainly inconsistent with the clear terms of Article VII. Article VII simply does not include the proviso that Maxwell wishes to read into it. That Article does not merely address itself to situations where the board has failed to set a record date, but rather by its unambiguous terms lays out the exclusive method by which the record date "shall be" set in connection with "any action" by written consent.

     The failure of the drafters of Article VII to include any provision expressly authorizing the board to set the record date is all the more striking in light of the fact that they were not writing on a blank slate. Section 213(b) of the DGCL specifies a method by which the record date for a consent solicitation may be set, expressly providing that the board "may" set the record date, and that if the board does not, then the record date shall be set by one of two "alternative" means depending on whether the action to be taken by written consent requires prior board action. Where prior board action is required -- such as in the context of mergers(6) or charter amendments(7) -- the record date is the date that the board adopts the resolution taking that action. But, where no prior board action is required -- such as in the amendment of bylaws(8) or, as here, the removal of directors(9) -- the record date is the date that the first signed written consent is delivered to the corporation.

     The drafters of Article VII, for reasons not reflected in the record, eschewed the procedure laid out in ss. 213(b) in favor of a system by which the record date in all cases is set upon the delivery of a written consent to the corporation. The question of whether the statutory method may be altered by charter will be discussed later in the opinion, but what is important for purposes of interpreting Article VII is the fact that the drafters could have simply tracked the language of the statute, but did not. That choice cannot be seen as anything other than intentional, reinforcing the conclusion that to read a proviso


------------------------------
     6 8 Del. C. ss. 251(b) (providing that board "shall adopt a resolution" concerning a merger agreement).

     7 8 Del. C. ss. 242(b)(1) (providing that board "shall adopt a resolution" regarding a proposed charter amendment).

     8 8 Del. C. ss. 109(a) (granting stockholders the right to adopt, amend or repeal bylaws).

     9 8 Del. C. ss. 141(k) (permitting stockholders to remove directors).

back into Article VII allowing the board to set the record date would contravene the plain meaning of that provision.

     Nor does 8 Del. C. ss. 394, which provides that "[t]his chapter and all amendments thereof shall be a part of the charter or certificate of incorporation of every corporation,"10 support Maxwell's attempt to read ambiguity into Article VII. The substantive effect of ss. 394 is to engraft the statutory rules provided in the DGCL onto every charter, to relieve drafters of charters of the burden of explicitly specifying every single one of those rules that they wish to adopt. Thus, had Maxwell's charter not included any provision at all governing the setting of record dates for consent solicitations, ss. 394 would incorporate the terms of ss. 213(b) into the charter. But, Article VII does provide a method for setting the record date. Section 394 does not create ambiguity where there is none, and does not incorporate statutory terms back into a charter provision when the drafters have chosen to deviate from those terms.

     Finally, contrary to Maxwell's contention, enforcing the plain terms of
Article VII would not lead to an "illogical result" of any kind. Maxwell argues that it "makes no sense" to divest the board of authority to set the record date even in connection with actions that require board approval, such as mergers. I fail to see the absurdity. For example, if the board adopts a resolution approving a merger and the first written consent is delivered to the corporation several days later, that later date would be the record date under Article VII. If a written consent is delivered before the board resolution is adopted, then the written consent is altogether invalid because the board's statutorily required


------------------------------
     10 8 Del. C.ss.394.

approval has not yet been granted and no record date would be set by that delivery. There is nothing illogical in this scheme.

     More generally, it is rational for directors and stockholders to choose a clear rule -- indeed, one endorsed by statute -- to govern an area like record dates. They might well prefer a certain rule over having the matter left to the directors' discretionary choice, even within the statutory mandate. This clarity sets clear rules of the game for stockholders and directors; moreover, it avoids the need for the board to enmesh itself in a record-date setting process that can give rise -- as the earlier claims in this case show -- to equitable claims under Schnell(11) and its important progeny, Blasius.(12)

                   B. Is Article VII Invalid Under The DGCL?
                      --------------------------------------

     Because the plain terms of Article VII of Maxwell's charter require that the record date in connection with any consent solicitation be the first date that a written consent is delivered to the corporation, the Maxwell board's decision to set the record date as March 25, 2004 before any written consent had been received was invalid unless Article VII is itself invalid. That is, if Article VII is authorized by the DGCL, then the board had no authority to set the record date, and the record date in connection with Jones's consent solicitation is April 21, 2004, the first day that Maxwell received a valid written consent in connection with that consent solicitation. If Article VII is


------------------------------
     11 Schnell v. Chris-Craft Indus., Inc., 285 A.2d 437 (Del. 1971).

     12 Blasius Indus., Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988). As a recent decision of this court shows, a concern with avoiding equitable claims challenging board actions in setting the record date would not be an irrational one. See In re The MONY Group Inc. S'holder Litig., 2004 WL 769817 (Del. Ch. Apr. 14, 2004) (evaluating claim that board acted inequitably and for purpose of frustrating shareholder franchise in setting record date for purpose of determining stockholders entitled to vote on approval of merger agreement).

unauthorized by the DGCL, then the board retained the authority to set the record date under ss. 213(b), and March 25, 2004 is the record date.

     Jones argues that two separate statutory provisions of the DGCL authorize
Article VII: 8 Del. C.ss.102(b)(1) and 8 Del. C.ss. 141(a). Because there is a relationship between the arguments involving both of these statutory provisions, I treat them together.

     Section 102(b)(1) of the DGCL provides that a certificate of incorporation may contain:

     Any provision for the management of the business and for the conduct of the affairs of the corporation, and any provision creating, defining, limiting and regulating the powers of the corporation, the directors, and the stockholders, or any class of the stockholders, or the members of a nonstock corporation; if such provisions are not contrary to the laws of this State.(13)

     Jones contends that ss. 102(b)(1) is a provision of broad import that must be given real meaning by our judiciary, as it expresses the fundamental commitment that Delaware has to flexibility in corporate governance, when that flexibility is expressed through a charter provision that, by definition, had support from not only the stockholders, but also the managers. While Jones acknowledges that ss. 102(b)(1)'s reach is not unlimited, it argues that the proviso in ss. 102(b)(1) that precludes charter provisions that are "contrary to the laws of this State" has a narrow and historically accepted meaning. That meaning, as articulated in prior cases like Sterling v. Mayflower Hotel Corp., invalidates those charter provisions that "transgress a statutory enactment or a public policy settled by the common law or implicit in the General Corporation itself."(14) As Jones reads Sterling, the


------------------------------
     13 8 Del. C. ss. 102(b)(1) (emphasis added).

     14 93 A.2d 107, 118 (Del. 1952).

real question in this case is whether Article VII is contrary to this State's public policy, in the sense that it clashes with fundamental policy priorities that clearly emerge from the DGCL or our common law of corporations. In this case, says Jones, no public policy clash exists between Article VII of the Maxwell charter and any important public policy manifested in the DGCL or our common law. Therefore, Jones contends that Article VII constitutes a valid exercise of authority under ss. 102(b)(1) and should be sustained.

     Likewise, Jones points to 8 Del. C. ss. 141(a), which reads as follows:

     The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation. If any such provision is made in the certificate of incorporation, the powers and duties conferred or imposed upon the board of directors by this chapter shall be exercised or performed to such extent and by such person or persons as shall be provided in the certificate of incorporation.(15)

Jones says that this provision buttresses its construction of ss. 102(b)(1) because it makes clear that the drafters of the DGCL understood that the powers of the board could be altered by charter provisions and therefore undercuts the notion that Article VII is somehow contrary to Delaware public policy.

     By direct contrast, Maxwell argues that Article VII is contrary to law, in the sense that it conflicts with what Maxwell contends is ss. 213(b)'s clear empowerment of boards to set record dates. In support of this argument, Maxwell focuses on a feature of the DGCL. Currently, our corporate code contains 48 separate provisions expressly referring


------------------------------
     15 8 Del. C. ss. 141(a) (emphasis added).

to the variation of a statutory rule by charter.(16) Those provisions generally lay out various statutory rules, but include prefatory language such as "unless otherwise provided in the certificate of incorporation."(17)
Section 213(b) is not one of the statutes that contain language of that kind. Maxwell argues that the failure to include such language in ss. 213(b) was not unintentional, and that the General Assembly therefore did not intend to permit a charter provision eliminating the board's authority to set the record date. Thus, in Maxwell's view, ss. 102(b)(1) does not permit Article VII of the charter, because, although that statute authorizes charter provisions "creating, defining, limiting and regulating the powers of . . . the directors," such provisions may not be "contrary to the laws of this State." A charter provision effectively stating that the board "may not" set the record date when ss. 213(b) states that the board "may" do so therefore runs afoul of that statutory limitation. Although Maxwell concedes that prior case law permits charter provisions that condition a board's exercise of power on the assent of stockholders through a vote, (18) it contends that there is a bright line between conditioning a board's power on stockholder approval and eliminating the board's exercise of discretionary authority altogether.


------------------------------
     16 See 2 Rodman Ward, Jr. et al., Folk on the Delaware General Corporation Law App. II, at GCL-App. II-1 (4th ed. 2004) (listing "Schedule of Statutory Provisions Expressly Subject to Variation or Control by the Certificate of Incorporation").

     17 See, e.g., 8 Del. C.ss.170(a) ("The directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. . . ."
(emphasis added)); 8 Del. C. ss. 223(a) (setting out rules that govern vacancies and newly created directorships "[u]nless otherwise provided in the certificate of incorporation or bylaws").

     18 See Stroud v. Grace, 1990 WL 176803, at *11-*12 (Del. Ch. Dec. 11,
1990) (holding thatss.102(b)(1) authorized a charter provision requiring a 75% stockholder vote to approve issuance of company stock underss.161, notwithstanding absence of any explicit indication inss.161 that that statutory provision may be modified by charter), aff'd in part, rev'd in part on other grounds, 606 A.2d 75 (Del. 1992).

     Furthermore, Maxwell contends that ss. 141(a) does not permit a charter to eliminate a statutory grant of power to a board. Rather, ss. 141(a) only permits that power to be delegated to others (e.g., officers or a management company) who would then exercise that power and themselves be subject to fiduciary duties. Maxwell focuses on the second sentence of ss. 141(a), which states that where the charter contains a provision for the management of the corporation "otherwise" than by the board, the "powers and duties conferred or imposed upon the board of directors by this chapter shall be exercised or performed to such extent and by such person or persons as shall be provided in the certificate of incorporation."(19)

     In support of these conflicting arguments, the parties expansively cover the vast terrain of the DGCL, seeking to support their primary arguments with a host of subsidiary ones. Rather than burden the reader with a recitation of all the arguments of the parties, I choose instead to explain why I believe that Jones has the better of the arguments and why Article VII is valid.

     First, I begin by noting that Delaware's corporate statute is widely regarded as the most flexible in the nation because it leaves the parties to the corporate contract (managers and stockholders) with great leeway to structure their relations, subject to relatively loose statutory constraints and to the policing of director misconduct through equitable review. As Professor Folk noted in his comments on the 1969 amendments to the DGCL, and particularly on the enabling feature of ss. 141(a), "the Delaware corporation enjoys the broadest grant of power in the English-speaking world to establish


------------------------------
     19 8 Del. C.ss.141(a).

the most appropriate internal organization and structure for the enterprise."(20) Sections 102(b)(1) and 141(a) are therefore logically read as important provisions that embody Delaware's commitment to private ordering in the charter. By their plain terms, they are sections of broad effect, which apply to a myriad of issues involving the exercise of corporate power.

     In this connection, the approach of Sterling in defining the words "contrary to the laws of this State" has much to commend it.(21) That approach is a cautious one, which does not lightly find that certificate provisions are unlawful. Although Sterling dealt with a supposed conflict between a charter provision and a common law rule, its approach is equally valid where, as here, the "law" to which the charter provision is assertedly contrary is a statute. In that situation, the court must first apply settled rules of statutory construction to determine whether the provision violates the statute, and, if those rules do not yield a clear result, the court must next carefully consider the statutory text at issue and the policy values at stake as reflected not only in the DGCL but also in our common


------------------------------
     20 ERNEST L. FOLK, III, AMENDMENTS TO THE DELAWARE GENERAL CORPORATION LAW 5 (1969).

     21 Notably, Sterling interpreted the predecessor to ss. 102(b)(1), which, like the present statute, contained a proviso prohibiting certificate provisions that are "contrary to the laws of this State." See Sterling v. Mayflower Hotel Corp., 93 A.2d 107, 117 (Del. 1952) (quoting paragraph 8 of section 5 of General Corporation Law). By reenacting that statute with similar language when the DGCL was revised in 1967, the General Assembly can be presumed to have adopted judicial interpretations of that language. Moreover, Sterling has been followed by decisions of this court. See Seibert v. Gulton Indus., Inc., 1979 WL 2710, at *4 (Del. Ch. June 21, 1979) (quoting Sterling and upholding certificate provision because "[p]laintiff has failed to cite any statute or case precedent which is done violence by the [certificate] provision [and] has [not] been able to point convincingly to any public policy against the [certificate provision]"); Frankel v. Donovan, 120 A.2d 311, 316 (Del. Ch. 1956) (citing ss. 102(b)(1) and Sterling and stating that "charter provisions which facilitate corporate action and to which a stockholder assents by becoming a stockholder are normally upheld by the court unless they contravene a principle implicit in statutory or settled decisional law governing corporate management").

law, and only invalidate a certificate provision if it "transgress[es]" -- i.e., vitiates or contravenes -- a mandatory rule of our corporate code or common law. Although the identification of what is mandatory might at times be difficult, the Sterling approach leaves the space for private ordering that the General Assembly's adoption of ss.ss. 102(b)(1) and 141(a) clearly contemplated.(22)

     Second, as skilled as the drafters of the DGCL are, I will not pretend that the DGCL is a model of drafting consistency and that there are not ambiguities within it. To demonstrate this point, it is sufficient to point to the ongoing scholarly debate about the interplay of ss. 109(b), which provides that "[t]he bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its stockholders, directors, officers or employees,"(23) and ss. 141(a), which provides that "[t]he business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation."(24) These provisions have been said to create a "recursive loop," and arguably to make it impossible to resolve the question of when a bylaw may restrict board authority solely by reference to the text of the DGCL, requiring courts to resort to their understanding of the most important policy

------------------------------
     22 Although ss. 141(a) does not explicitly prohibit charter provisions affecting the board's authority that are "contrary to the laws of this State," a fair reading of that statute in conjunction with ss. 102(b)(1), as well as the fact that privately adopted charter provisions are by definition hierarchically inferior to mandatory aspects of the positive law of the State, make it clear that the ability to adopt charter provisions is not unlimited.

     23 8 Del. C. ss. 109(b).

     24 8 Del. C. ss. 141(a).

values at stake in that debate as a method to resolve that question.(25) Given that the DGCL, like any complex statute, is not perfectly consistent, this counsels in favor of approaching decisions like this one with some modesty, being careful to deal with the precise question at issue without pretending to have answered other questions not before the court.

     Third, the text and legislative history of ss. 213(b) and more generally of the 1967 and 1969 amendments to the DGCL do not do much to resolve the question before me. Maxwell has shown what is obvious about the current form of ss. 213(b), which is that it was adopted to give boards the power in the first instance to set record dates within certain limits, with certain default procedures coming into play if boards do not exercise that discretion.(26) But what Maxwell has not demonstrated is that the adoption of ss. 213(b)


------------------------------

     25 See Jeffrey N. Gordon, "Just Say Never?" Poison Pills, Deadhand Pills, and Shareholder-Adopted Bylaws: An Essay for Warren Buffet, 19 CARDOZO L. REV. 511, 546-47 (1997) (noting the problem of the "recursive loop"). Professor Hamermesh, although arguing that "sections 109(b) and 141(a) may not be as opaque or circular as Gordon suggests," Lawrence A. Hamermesh, Corporate Democracy and Stockholder-Adopted Bylaws: Taking Back the Street?, 73 TUL. L. REV. 409, 430 (1998), summarizes Professor Gordon's purported "recursive loop" dilemma as follows:
     [S]ection 141(a) permits limitations on director authority to be established "as provided under this chapter," with "this chapter" assertedly being a reference to the entirety of the Delaware General Corporation Law, including section 109(b). Section 109(b), in turn, authorizes by-laws "not inconsistent with law or with the certificate of incorporation." The section, however, requires that any by-law "not [be] inconsistent with law," including, presumably, section 141(a)'s mandate of director management.
Id. at 429-30.

     26 As Maxwell notes, before the 1967 amendments to our General Corporation Law, ss. 213 permitted (in lieu of the directors closing the stock transfer books) the bylaws (including stockholder-adopted bylaws) to fix or authorize the directors to fix record dates, see 8 Del. C. ss. 213 (1953), and the General Assembly adopted Professor Folk's draft revision of ss. 213 which made the record-date technique exclusive and "directly empower[ed] the directors to set the record date" without requiring bylaw authorization, and which did not authorize any alternative method for setting a record date through the bylaws. See Ernest L. Folk, III, THE DELAWARE CORPORATION LAW: A STUDY OF THE STATUTE WITH RECOMMENDED REVISIONS 121 (1964); see also 8 Del. C. ss. 213 (1968). The revised version also provided that where the directors do not set a record date, the involved a decision by the General Assembly that the discretion given to boards under ss. 213(b) could not be eliminated by a charter provision.

     The primary argument that Maxwell advances in this regard is based on the absence of any specific language in ss. 213(b) indicating that the power of a board to set the record date was subject to alteration by a charter provision. In essence, Maxwell contends that unless a DGCL provision granting certain powers to a board contains the magic words "unless otherwise provided in the certificate of incorporation," then neither ss. 102(b)(1) nor ss. 141(a) permit a certificate provision to deprive a board of the authority granted. Why? Because the unqualified grant of board authority in the specific statute would be overridden by the certificate provision, rendering that provision contrary to law. In support of that argument, Maxwell cites to Professor Folk's treatise in which he lists those statutory rules that may be altered by certificate provision, generally utilizing as his guide the list of statutes that contain the magic words "unless otherwise provided in the certificate."

     Frankly, I find this line of argument unconvincing. For starters, Professor Folk's own treatise is ambiguous on this point because he includes ss. 102(b)(1) within those


------------------------------
record date "for any . . . purpose" other than determining stockholders entitled to notice of or to vote at a stockholder meeting -- such as the determination of stockholders entitled to express written consent to corporate action -- would be "the day on which the board of directors adopts the resolution relating thereto." 8 Del. C. ss. 213(b)(2) (1968). But, the revised version contained a "narrow gap": "It contained no provision for a record date, in the absence of one being fixed by the directors, for determining the stockholders entitled to express written consent to corporate action when no prior action of the board was necessary under the statute." S. SAMUEL ARSHT & WALTER K. STAPLETON, THE 1969 AMENDMENTS TO THE DELAWARE CORPORATION LAW 352
(1969). Section 213 was therefore further amended in 1969 to "specify[] that the record date in such instances shall be the day on which the first written consent is expressed." Id.; see also 8 Del. C. ss. 213(b)(2) (1969).

"provisions authorizing the certificate of incorporation to vary a statutory rule."(27) That is, the list of 48 statutory provisions authorizing variation in the charter not only includes those that expressly contain the "magic words" that Maxwell contends are so critical, but also contains ss. 102(b)(1) itself, suggesting that ss. 102(b)(1) may be applied to vary statutory rules found outside the remaining 47 provisions on that list. Moreover, Professor Folk's writings never directly indicate any views on the question of whether ss.ss. 102(b)(1) and 141(a) can be used as authority to alter a grant of power given by a statute -- like ss. 213(b) -- that does not include the magic words upon which Maxwell's argument depends.

     More fundamentally, Maxwell's argument is unconvincing to me because it leaves little room for ss.ss. 102(b)(1) and 141(a) to operate, despite their obvious status as general provisions of broad application. If ss. 102(b)(1) may be utilized only when the specific statute granting the board authority contains the magic words, then there is no independent utility to ss. 102(b)(1). The magic words themselves would be what authorized the restriction on board authority, not ss. 102(b)(1).

     As important, Maxwell's reading of the magic words ignores a more obvious and rational meaning for them. The use of the words "unless otherwise provided in the certificate of incorporation" can be read as a "bylaw excluder," in the sense that those words make clear that the specific grant of authority in that particular statute is one that can be varied only by charter and therefore indisputably not one that can be altered by a


------------------------------
     27 2 Rodman Ward, Jr. et al., Folk on the Delaware General Corporation Law App. II, at GCL-App. II-1 (4th ed. 2004); see also Ernest L. Folk, III, The Delaware General Corporation Law App. III, at 614 (1st ed. 1972) (same appendix in first edition of Folk's treatise also listing ss. 102(b)(1) as a provision "authorizing the certificate of incorporation to vary a statutory rule").

ss. 109(b) bylaw.(28) Given the strenuous, ongoing arguments about whether, and, if so, to what extent, bylaws can restrict certain aspects of board power, there is an evident reason for making clear by the magic words that certain powers are not subject to modification by bylaw. Importantly, reading the magic words in this manner gives meaning to them and to ss.ss. 102(b)(1) and 141(a). By contrast, Maxwell's reading of the magic words deprives ss.ss. 102(b)(1) and 141(a) of any real force.

     Fourth, Maxwell falls back on the argument that a ruling against it will start a parade of horribles, giving life to an unholy host of certificate provisions that will deprive boards of their fundamental statutory duties, to the detriment of stockholders. As an initial reaction to this argument, I note my doubt that certificate writers will begin crafting certificates that deprive boards of the power, for example, to adopt merger agreements. Absent any rational economic basis for certificate provisions of this ilk, certificate writers are unlikely to write them.

     Even if they were, to rule for Jones in this situation does not mean that every statutory grant of authority to directors or stockholders may be altered by charter. Rather, it is to say that the court must determine, based on a careful, context-specific review in keeping with Sterling, whether a particular certificate provision contravenes Delaware public policy, i.e., our law, whether it be in the form of statutory or common law. For example, in a prior case, this court held that a certificate could not contain a provision eliminating the annual meeting requirement and purporting to give directors on a non-


------------------------------
     28 They would also exclude any attempted variation by board resolution.

staggered board three-year terms.(29) Although not discussing Sterling, this court reviewed the relevant statutory provisions and determined that those particular certificate provisions were contrary to our public policy and therefore violative of the limitation in ss. 102(b)(1). The extent to which a certificate provision could deviate from the default standard of one-year terms for directors was itself set by statute, which limited the deviation to the adoption of a staggered board with members whose three-year terms expire on a rotating basis. Therefore, to permit a deviation beyond that expressly permitted by the statute would contravene Delaware public policy.(30)

     Here, by contrast, ss. 213(b) simply gives a board the power to set a record date. All Article VII does is eliminate that power and put in its place a rule set forth in ss. 213(b) itself as one of the default rules that govern when the board does not exercise that power. By its plain terms, ss. 213(b) does not in any way indicate that its grant of authority may


------------------------------
     29 See Rohe v. Reliance Training Network, Inc., 2000 WL 1038190, at *10-*11 (Del. Ch. July 21, 2000).

     30 This approach is also consistent with another case in which this court held invalid a charter provision modifying a statutory rule. In Loew's Theatres, Inc. v. Commercial Credit Co., 243 A.2d 78 (Del. Ch. 1968), this court held, without reference to ss. 102(b)(1), that a charter provision limiting the right to inspect the corporation's books and records to only those stockholders who held 25% of the corporation's stock violated 8 Del. C. ss. 220, which gives that right to "any" stockholder. Plainly, the right of stockholders to inspect books and records is one that is necessary to allow stockholders -- the owners of Delaware corporations -- to monitor their fiduciaries' discharge of management duties. Section 220 therefore codifies the important public policy that "any" stockholder must be permitted to obtain corporate information so long as she can demonstrate "any proper purpose," and a charter provision that divests all but the most significant stockholders of that right is one that is contrary to the laws of this State as expressed through the policy reflected in ss. 220 and the decisional law emphasizing the fundamental importance of that right.
     Loew's Theatres is admittedly a case requiring more judicial judgment than Rohe; nonetheless, it demonstrates that our judiciary can make sensible distinctions between fundamental, mandatory aspects of our public policy and less significant areas. Given the common law basis of much of our corporation law, the fact that my approach necessarily entails that the judiciary will at times make difficult judgments about the relative importance of various statutory powers hardly makes it unprecedented.

not be altered by a certificate provision. And ss. 213(b) also enables stockholders filing consents as to subjects not requiring prior board action -- such as Jones's consent solicitation to remove directors -- to preempt the board's discretion simply by filing a one-share consent. As a result, the argument that ss. 213(b) constitutes a legislative determination that the setting of record dates for consent solicitations is a fundamental, inalienable board power is strained.(31)

     Making that argument even more strained is an acknowledgement of ss. 228, which permits a certificate provision to altogether deny stockholders the right to act by written consent. It is odd to think that the General Assembly believed that the right to act by written consent could be eliminated by charter, but that if that right was not eliminated, then a charter provision could not divest the board of its discretionary power to set the record date for a consent solicitation. In view of these considerations and the fact that
Article VII merely adopted one of the statutory default rules as Maxwell's record-date provision, I find it difficult to perceive how Article VII is contrary to our law.


------------------------------
     31 Nor do the cases cited by Maxwell support its position thatss.213(b) may not be modified by charter. Each of those cases noted that the board has "traditional and primary authority" to fix record dates, see Empire of Carolina, Inc. v. Deltona Corp., 514 A.2d 1091, 1097 (Del. 1986); Edelman v. Authorized Dist. Network, Inc., 1989 WL 133625, at *5 (Del. Ch. Oct. 27,
1989), but they did not even addressss.102(b)(1) and do not stand for the proposition that this authority may not be eliminated by charter.
     It is worth noting that in Edelman, this court held that the stockholders' ability to set the record date by delivering a written consent could be qualified by a board-adopted bylaw amendment requiring any stockholder wishing to solicit written consents to request that the board fix a record date. This intrusion on the stockholders' statutory power to set the record date by delivering a valid written consent to the corporation before the directors had set a record date was not thought sufficiently intrusive to be invalid despite the fact that it was implemented by a bylaw amendment and not by a charter amendment.

     This difficulty is compounded by a consideration of prior case law. In Stroud v. Grace,(32) then-Vice Chancellor Hartnett considered and rejected Maxwell's very argument in upholding a charter provision requiring a 75% vote of stockholders to approve the issuance of company stock under 8 Del. C. ss. 161, notwithstanding the fact that ss. 161 does not contain any "magic words" expressly authorizing such provisions.(33) In his view, ss. 102(b)(1) authorized the charter provision because ss. 161 did not contain any language stating that the powers granted in it could not be altered by a certificate provision.(34)

     In fact, prior cases like Stroud suggest that the outcome in this case that would be most unsettling to Delaware corporations would be a ruling for Maxwell. As Jones indicates, certificate provisions limiting the exercise of corporate power set forth in specific sections of the DGCL are hardly unprecedented. To adopt Maxwell's magic-words approach would be to threaten the ability of managers and stockholders to engage in private ordering through the certificate. For example, Maxwell's position would call into question a provision that restricted a corporation's ability to repurchase its own


------------------------------
     32 1990 WL 176803 (Del. Ch. Dec. 11, 1990), aff'd in part, rev'd in part on other grounds, 606 A.2d 75 (Del. 1992).

     33 Section 161 provides:
        The directors may, at any time and from time to time, if all of the shares of capital stock which the corporation is authorized by its certificate of incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, issue or take subscriptions for additional shares of its capital stock up to the amount authorized in its certificate of incorporation.
     8 Del. C. ss. 161.

     34 Maxwell attempts to downplay the significance of Stroud's interpretation of ss. 102(b)(1) by arguing that the court should have held that other statutory provisions, namely ss. 102(b)(4) and ss. 151(a), authorized the certificate provision at issue in that case. Not only is Maxwell's interpretation of those other provisions questionable, but Stroud did not even address them and I decline to strip that case of the precedential value it deserves merely because Maxwell does not like its express holding.

stock, because ss. 160(a), which authorizes corporations to do so, does not contain "magic words" permitting such provisions.(35) So too would it be questionable for a certificate provision to limit a corporation's ability to lend money to officers and employees, given that ss. 143 does not contain any clause expressly permitting modification of that power.(36) Maxwell argues strenuously that such charter provisions would likely be authorized by other sections of the DGCL, but those arguments are strained.(37) It would also be doubtful


------------------------------
     35 See 8 Del. C. ss. 160(a) ("Every corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares....").

     36 See 8 Del. C. ss. 143 ("Any corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation."). In its arguments, Maxwell suggests that there is more leeway to restrict corporate powers by charter under ss. 102(b)(1) than board powers. That argument is not only inconsistent with ss. 102(b)(1) itself, which treats restrictions on board and corporate powers equally, but also ignores the fact that corporate power, as a default matter, is exercised through the board. Restrictions on the exercise of the statutory authority contained in ss.ss. 143 and 160, for example, clearly restrict the managerial power of the board.

     37 Maxwell seems to rely primarily on ss. 102(a)(3), which provides that the certificate may state "that the purpose of the corporation is to engage in any lawful act or activity...and by such statement all lawful acts and activities shall be within the purposes of the corporation, except for express limitations, if any." 8 Del. C. ss. 102(a)(3) (emphasis added). Maxwell seizes on the reference to "express limitations" in ss. 102(a)(3) and argues that this section therefore authorizes the charter to contain any limitation on "corporate" power, even one that is "contrary to the laws of this State," because ss. 102(a)(3), unlike ss. 102(b)(1), does not have such a restraint on the types of "limitations" that may be included in the charter. That is, notwithstanding the fact that ss. 102(b)(1) itself specifically permits charter provisions affecting "the powers of the corporation, the directors, and the stockholders" but prohibits provisions "contrary to the laws of this State," ss. 102(a)(3) somehow exempts charter provisions affecting "corporate power" from the proviso that such provisions cannot be contrary to law. Thus, Maxwell contends, ss. 102(a)(3) authorizes a charter provision that says that the business of this corporation is to make widgets but not to repurchase its own stock or to make loans to its officers and employees even though neither ss. 160 nor ss. 143 contain any magic words expressly authorizing such a limitation in the charter, and therefore such a charter provision would, under Maxwell's view, be "contrary to the laws of this State."
     If this is the meaning of ss. 102(a)(3), I can simply read Article VII as a statement that the business of Maxwell will involve any lawful purpose but shall not involve the discretionary setting of record dates by the directors of the corporation. If, as Maxwell whether a certificate provision could set a minimum notice requirement for stockholder meetings that was greater than the minimum of the range mandated by ss. 222(b), because it would thereby deprive the board of its statutory power to decide on the necessary notice within the statutory guidelines.(38)

     This is not to indicate that difficult questions will not arise in the future about whether restrictions on board power contained in certificates are contrary to our public policy. As Maxwell notes, ss.ss. 242(b)(1) and 251 do not contain the magic words and they deal respectively with the fundamental subjects of certificate amendments and mergers. Can a certificate provision divest a board of its statutory power to approve a merger? Or to approve a certificate amendment? Without answering those questions, I think it fair to say that those questions inarguably involve far more serious intrusions on core director duties than does Article VII. I also think that the use by our judiciary of a



------------------------------
contends, ss. 102(a)(3) authorizes a charter provision eliminating the ability of the corporation to loan money to officers and employees -- notwithstanding the fact that corporations, by definition, can only act through human beings such as board members, a fact that ss. 143 recognizes by providing that the corporation may lend money whenever "in the judgment of the directors" such a loan would benefit the corporation -- then ss. 102(a)(3) effectively authorizes any limit on board power. More sensibly and traditionally read, ss. 102(a)(3) deals with constraining the line of substantive economic business that a firm will undertake.

     38 8 Del. C. ss. 222(b) states, "[u]nless otherwise provided in this chapter, the written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting." Under the DGCL, it is the directors who in the first instance must decide when to give notice, since it is they who, under ss. 141(a), manage the business and affairs of the corporation. Under Maxwell's reading of ss. 102(b)(1), a charter provision requiring the board to give, for example, at least 45 but not more than 60 days notice before a meeting would be invalid because it eliminated the board's "discretionary authority" to give between 10 and 45 days notice. Maxwell's suggestion that such a provision would be authorized by ss.ss. 102(a)(4) and 151 because the "right to notice of a meeting" is a "stock right" that may be specified in the certificate under those statutory provisions is altogether unconvincing. If that is a "stock right," then the right to have the record date set in accordance with a procedure specified in the charter is similarly a stock right authorized by those same statutory provisions.

more context- and statute-specific approach to police "horribles" is preferable to a sweeping rule that denudes ss. 102(b)(1) of its utility and thereby greatly restricts the room for private ordering under the DGCL.

     Finally, Maxwell's argument also involves an extremely narrow reading of ss. 141(a), which by its own clear terms authorizes certificate provisions that restrict managerial powers otherwise vested in the board of directors. By reference to ambiguous legislative history and commentators discussing ss. 141(a), Maxwell contends that that statute only permits a board power governing corporate procedures to be delegated to some other entity or person who would then exercise that power and be subject to fiduciary duties but does not permit that power to be eliminated by a certificate provision that sets the procedural rule. But I do not see in the plain language of ss. 141(a) any basis for this narrow reading, which strikes me as at best giving effect to one of the purposes of ss. 141(a), and to frustrate another obvious purpose, which is to permit (absent some conflict with Delaware public policy) certificate provisions to withdraw authority from the board.(39) Indeed, ss. 141(a) itself states that when management authority is delegated to


------------------------------
     39 Although most of Professor Folk's writings admittedly focus on the ability to use ss. 141(a) to delegate board powers, they never explicitly state that that is the statute's sole purpose. Indeed, a close reading of one of his works supports the opposite view. As Maxwell notes, ss. 141(a), as adopted in 1967, consisted of only the first sentence, which was carried over from the pre-1967 version. In 1969, the statute was amended to add the second sentence. Commenting on this legislative history, Professor Folk wrote:
     [One exception to the requirement of board management] derives from ss. 141(a)'s own language: " . . . expect as may be otherwise provided in the certificate of incorporation." This was carried over from the pre-1967 version of the statute. The 1969 amendments also stated the major consequences of "otherwise provid[ing]" for corporate management, namely that the ordinary powers of the directors shall be exercised by the person or persons vested with managerial power, and the duties, including fiduciary duties, of directors are imposed upon such persons. The pre-1967 Delaware cases had not determined generally how far the certificate of incorporation could go IN RESTRICTING BOARD POWERS OR vesting managerial

"persons" other than the board, those "persons" shall exercise that authority only "to such extent" as provided in the charter, suggesting that the statute contemplates at least some elimination of board authority. Certainly, the narrow reading that Maxwell advances is contrary to the understanding of ss. 141(a) expressed by our Supreme Court and this court in important decisions like Quickturn Design Systems, Inc. v. Shapiro40 and Carmody v. Toll Bros., Inc., (41) both of which reasoned that provisions limiting the ability of the board to redeem a rights plan were invalid in part because they were limitations on the authority of the board to manage the business and affairs of the corporation that were not set forth in the certificate of incorporation, as ss. 141(a) requires. (42) Although Maxwell attempts to

------------------------------
     functions in a single managing director, a management corporation, or a stockholder or other control person.
Ernest L. Folk, III, The Delaware Corporation Law: A Commentary and Analysis 53 (1972) (emphasis added).

     40 721 A.2d 1281 (Del. 1998).

     41 723 A.2d 1180 (Del. Ch. 1998).

     42 In Quickturn, the Supreme Court stated that "Section 141(a) requires that any limitation on the board's authority be set out in the certificate of incorporation," 721 A.2d at 1291, but Quickturn's certificate of incorporation contained no such provision. Because the delayed redemption provision at issue in that case purported to limit the board's authority to manage and direct the business and affairs of the corporation, it therefore violated ss. 141(a). Id. at 1292. Nothing in the Supreme Court's discussion suggests that if the delayed redemption provision was in the certificate itself, the Supreme Court would nonetheless have struck it down because it was a "limitation" rather than a "delegation" of board authority, and Maxwell's reading of Quickturn as involving restrictions on the power of the "corporation" to redeem a rights plan rather than the directors' authority must be rejected for the reasons discussed in notes 36 & 37, supra.
     In Carmody, this court summarized one of the plaintiff's statutory claims against a "dead hand" pill as follows: "Under 8 Del. C. ss.ss. 141(a)..., any [restrictions on board authority] must be stated in the certificate of incorporation. The complaint alleges that because those restrictions are not stated in the Toll Brothers charter, the `dead hand' provision of the Rights Plan is ultra vires and, consequently, invalid on its face." 723 A.2d at 1189. The court went on to hold that "the complaint states a claim that the `dead hand' provision would impermissibly interfere with the directors' statutory power to manage the business and affairs of the corporation." Id. at 1191 (quoting 8 Del. C. ss. 141(a) and emphasizing clause stating that the board shall manage a corporation "except as may be otherwise provided in this chapter or in its certificate of incorporation"). Moreover, although the court declined to address the argument that the denigrate the Supreme Court's reasoning in Quickturn as mere dictum, the Supreme Court expressed itself in the midst of the explanation of its rationale in a very important case with obvious relevance to the ss. 109(b) versus ss. 141(a) debate then occupying the time of corporate practitioners and scholars.

     In this respect, Maxwell's argument turns on fine distinctions that do not seem to make much policy sense. By its own admission, Maxwell concedes that ss. 141(a) permits a certificate to delegate the right to set a record date to the stupid nephew of the company's founder, so long as he assumes fiduciary responsibility. Maxwell also relatedly concedes that ss. 102(b)(1) would permit a certificate provision, per Stroud, to require that stockholders approve any exercise of board power by a 75% (or even greater) vote. But what Maxwell says is forbidden and unauthorized by ss. 141(a) (or ss. 102(b)(1)) is to, by certificate, simply adopt one of the default rules in ss. 213(b) as the record-date procedure for Maxwell in consent solicitations. In other words, Maxwell concedes that a board can have its powers, for all practical purposes, impaired by the certificate but that it cannot have them supplanted by a certificate rule. Because this distinction is not one that has much logic behind it, I am unwilling to embrace it when nothing in the language of ss. 141(a) or ss. 102(b)(1) requires such a crabbed construction.

                               III. Conclusion
                                    ----------

     For all these reasons, therefore, I conclude that Article VII is valid and that its plain terms set the record date for Jones's consent solicitation at the date on which the



------------------------------
dead hand pill would be statutorily invalid even if it was in the charter because that argument was not fairly raised, the court noted that "[i]mplicit in that argument is the proposition that our corporation statute deprives the shareholders of the power to contract for that particular kind of restriction on directorial power." Id. at 1189 n.28.

first consent was submitted -- April 21, 2004. Jones's motion for summary judgment is hereby GRANTED. Maxwell's motion to dismiss is hereby DENIED. The record date for Jones's consent solicitation shall be set in accordance with
Article VII of the Maxwell certificate as herein interpreted. IT IS SO
ORDERED.